SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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[ ]  Preliminary Information Statement

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PFGI CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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PFGI CAPITAL CORPORATION

1900 East Ninth Street
Cleveland, Ohio 44114

Notice of Annual Meeting

2007 Information Statement

Dear Stockholder:

Our Annual Stockholders Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 23, 2007 at 1900 East Ninth Street, Cleveland, Ohio 44114, at the offices of National City Corporation. The meeting will concern the election of directors and ratification of the selection of the independent registered public accounting firm. We are not soliciting proxies for this meeting, however, all stockholders are welcome to attend the meeting and vote in person. This Information Statement contains information about the meeting and gives information about management. Stockholders of record on April 20, 2007, with voting rights, are entitled to notice of and to attend the meeting. The approximate mailing date of this Information Statement is April 25, 2007. Our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is included in this mailing.

Sincerely yours,

Susan M. Kinsey
President

April 25, 2007

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PFGI CAPITAL CORPORATION

1900 East Ninth Street
Cleveland, Ohio 44114

2007 INFORMATION STATEMENT

Meeting Information

Our Annual Stockholders Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 23, 2007 at 1900 East Ninth Street, Cleveland, Ohio 44114, at the offices of National City Corporation. The meeting will concern the election of directors and ratification of the selection of the independent registered public accounting firm. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  All stockholders are welcome to attend the meeting and vote in person. The approximate mailing date of this Information Statement is April 25, 2007.

Who May Vote

Holders of Common Stock and Series A Preferred Stock of PFGI Capital Corporation (“PFGI Capital”), as recorded in our stock register on April 20, 2007, may vote at the meeting. On that date, PFGI Capital had 5,940,000 shares of Common Stock and 3,950,484 shares of Series A Preferred Stock outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 1/10 of one vote. All of the Common Stock is owned by National City Bank, a wholly-owned subsidiary of National City Corporation. Holders of Series B Preferred Stock do not have any voting rights.

How To Vote

Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that over 50% of the eligible votes must be represented at the meeting.

Votes Needed

The nine director candidates receiving the most votes will be elected to fill the seats on the board of directors. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Other Matters

The board of directors does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Meeting.

ELECTION OF DIRECTORS

All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, stockholders are not entitled to cumulate their votes. The board of directors oversees the management of PFGI Capital on your behalf. The board reviews PFGI Capital’s long-term strategic plans and exercises direct decision-making authority for certain issues. The board is nominating for re-election the following 9 current directors: T. James Berry, Jan M. Bone, Linda K. Erkkila, Dett P. Hunter, J. Richard Jordan, Susan M. Kinsey, David J. Lucido, J. David Rosenberg and John E. Rubenbauer. Four of our nine nominees, Messrs. Berry, Hunter, Rosenberg and Rubenbauer, are not employees of National City Corporation or any of its affiliates. Three of those nominees, Messrs. Berry, Hunter and Rosenberg, serve on PFGI Capital’s Audit Committee and are considered independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Information concerning our nominees is given below.

DIRECTOR NOMINEES

T. James Berry Age 72 Voting shares owned — 0 Director since 2002	Retired Senior Vice President and Chief Financial Officer of The Provident Bank.

Jan M. Bone Age 49 Voting shares owned — 0 Director since 2005	Vice President of PFGI Capital since 2005. Senior Vice President and Department Manager of National City Bank. Senior Vice President and Department Manager of National City Bank for more than five years.

Linda K. Erkkila Age 38 Voting shares owned — 0 Director since 2004	Secretary of PFGI Capital since 2004. Attorney and Vice President, Law Department, of National City Corporation since June 2003. Associate Attorney at Thompson Hine LLP from April 1999 through May 2003.

Dett P. Hunter Age 57 Voting shares owned — 0 Director since 2002	President and Chief Executive Officer of Burdette Management, Inc., Managing Partner of Burdette GP LLC, Chairman and Chief Executive Officer of Life Equity Holdings LLC, President and Chief Executive Officer of Dett Hunter, Inc. since 2000.

J. Richard Jordan Age 60 Voting shares owned — 0 Director since 2004	Vice President and Assistant Secretary of PFGI Capital since 2004. Vice President Corporate Tax of National City Corporation since September 2000.

Susan M. Kinsey Age 42 Voting shares owned — 0 Director since 2004	President of PFGI Capital since 2004. Assistant Treasurer and Senior Vice President Corporate Treasury of National City Corporation since December 2003. Vice President and Group Audit Manager of Fifth Third Bank from December 2002 to December 2003. Senior Audit Manager for Deloitte & Touche from May 2002 to December 2002. Prior to May 2002, Audit Principal with Arthur Andersen.

David J. Lucido Age 49 Voting shares owned — 0 Director since 2004	Chief Financial Officer and Treasurer of PFGI Capital since 2004. Vice President Corporate Treasury of National City Corporation since 1995.

J. David Rosenberg Age 57 Voting shares owned — 0 Director since 2002	Retired Senior Partner of Keating, Muething & Klekamp, P.L.L. Prior to retirement in 2001, served as a Partner of the firm for over 5 years.

John E. Rubenbauer Age 67 Voting shares owned — 0 Director since 2002	Director of Real Estate of American Money Management Corporation since July 2005. Senior Vice President Investment Real Estate, Cincinnati, of National City Bank from March 2005 to July 2005. Senior Vice President and Head of Commercial Real Estate of The Provident Bank from November 1991 to March 2005.

DIRECTOR COMPENSATION AND MEETINGS

For 2006, each non-employee director received $10,000 for serving as a director and, if applicable, a member of any committees of the board of directors and $1,000 if he attended the annual meeting. Each Audit Committee member received $1,000 for each Audit Committee meeting attended (up to 4 meetings for the year), with the chairman receiving $1,500 for each meeting attended. The other directors, who are all employees of National City Corporation or an affiliate, are not separately compensated for serving as directors.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid			Incentive Plan	Compensation	All Other
	in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)

T. James Berry	15,000	0	0	0	0	0	15,000
Dett P. Hunter	14,000	0	0	0	0	0	14,000
J. David Rosenberg	17,000	0	0	0	0	0	17,000
John E. Rubenbauer	11,000	0	0	0	0	0	11,000

(1)	Jan M. Bone, Linda K. Erkkila, J. Richard Jordan, Susan M. Kinsey and David J. Lucido do not receive any compensation for their service as directors of PFGI Capital.

During 2006, the board of directors of PFGI Capital held 5 regularly scheduled meetings. All incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All except for three directors nominated and elected as directors of PFGI Capital at the 2006 annual meeting attended the meeting either in person or by phone.

BOARD COMMITTEES AND COMMUNICATION

The board of directors establishes committees to help carry out its duties. Each committee reviews the results of its meetings with the full board. The board of directors established an Audit Committee, a Compensation Committee and an Executive Committee. The Compensation Committee, composed of Messrs. Berry, Hunter and Rosenberg, has had no activity since inception, as none of PFGI Capital’s officers are compensated for serving as officers of PFGI Capital. The Executive Committee, composed of Ms. Erkkila, Ms. Kinsey and Mr. Rosenberg, had no activity in 2006.

The board has not established a Nominating Committee, believing that a separate committee is not necessary in light of PFGI Capital’s limited activities. Each director participates in the nomination process. The board will consider recommendations for nominations by stockholders. Stockholders desiring to submit recommendations for nominations should direct them to PFGI Capital’s corporate secretary at the address listed on page 2 of this Information Statement. The recommendation should include relevant information concerning the qualifications of the person recommended. The board will evaluate these recommendations in the same manner as any others received and will evaluate the merits of each candidate.

The Audit Committee, which held 7 meetings in 2006, assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of PFGI Capital. The Audit Committee engages, compensates and makes decisions as to the retention of the independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm plans and results of the audit engagement of PFGI Capital and the scope, results and procedures used for internal auditing. The Audit Committee approves the terms of the annual engagement letter with the independent registered public accounting firm, and that letter describes designated audit services to be provided by the firm. Any additional services, audit or otherwise, to be performed by the independent registered public accounting firm must first be approved by the Audit Committee. Services may also be approved by a designated member of the Audit Committee provided that each authorization is reported to the entire Audit Committee at its next regularly scheduled meeting. No services were provided with respect to the de minimus waiver process provided by the rules of the Securities and Exchange Commission. The Audit Committee also supervises the administration of the internal audit function utilized by PFGI Capital.

The board adopted an Audit Committee Charter. The Audit Committee Charter is posted on the Investor Relations page of the website of National City Corporation, under the heading “PFGI Capital Corporation,” at www.NationalCity.com and is available in print to any stockholder upon request without charge.

The Audit Committee members are Messrs. J. David Rosenberg, Chairman, T. James Berry and Dett P. Hunter. The board has designated T. James Berry as the Audit Committee Financial Expert. All of the members of the Committee are independent as defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

Stockholders desiring to communicate with the board should direct any communication to PFGI Capital’s corporate secretary at the address listed on page 2 of this Information Statement.

EXECUTIVE OFFICERS

PFGI Capital’s board of directors designated the following officers as executive officers of PFGI Capital, to serve until the 2007 annual meeting and until their successors are duly appointed and qualified:

Susan M. Kinsey — President
David J. Lucido — Chief Financial Officer and Treasurer
Jan M. Bone — Vice President
Linda K. Erkkila — Secretary

A biography for each of the above-named executive officers is included on page 3 of this Information Statement.

CODE OF ETHICS

The board of directors adopted a Code of Ethics that applies to PFGI Capital’s principal executive and financial officers. The Code of Ethics is posted on the Investor Relations page of the website of National City Corporation, under the heading “PFGI Capital Corporation,” at www.NationalCity.com and is available in print to any stockholder upon request without charge.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (codification of statement on accounting standards, AU Section 380) and received written disclosures and a letter from the independent accountants as required by Independent Standards Board Standard No. 1. The Audit Committee also discussed with the independent registered public accounting firm their independence with respect to PFGI Capital. Based upon their review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements for 2006 be included in PFGI Capital’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee

J. David Rosenberg, Chairman
T. James Berry
Dett P. Hunter

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board is seeking stockholder ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm for PFGI Capital for 2007. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be given the opportunity to comment and respond to appropriate questions.

PFGI Capital paid fees to Ernst & Young LLP during 2005 and 2006 as follows:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the annual audit of PFGI’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2006, the reviews of the quarterly reports on Form 10-Q for the same fiscal years and statutory and regulatory filings were $41,000 for 2005 and $42,900 for 2006.

Audit-Related Fees

There were no fees billed by Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2005 and 2006.

Tax Fees

There were no fees billed by Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2005 and 2006.

All Other Fees

There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2005 and 2006.

All of the services described above were pre-approved by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

Prior to March 5, 2005, all of PFGI Capital’s Common Stock was owned by The Provident Bank, which formerly was a wholly-owned subsidiary of Provident Financial Group, Inc. Effective July 1, 2004, National City Corporation acquired Provident Financial Group, Inc. pursuant to an Agreement and Plan of Merger under which The Provident Bank became a wholly-owned subsidiary of National City Corporation. On March 5, 2005, The Provident Bank was merged into National City Bank. Unless specifically referenced, references in this section relative to “the Bank” refer to the Provident Bank prior to March 5, 2005 and National City Bank thereafter.

During 2006, PFGI Capital acquired commercial mortgage and other commercial assets from the Bank pursuant to a Participation Agreement in an aggregate amount of approximately $181 million to fund loan advances, to replace loans paid, to reinvest cash and in replacement of approximately $98 million of loans returned to the Bank. These assets were comprised of participation interests in commercial mortgage and commercial loans, before the allowance for loan losses. Since acquiring these assets, PFGI Capital has maintained its status as a REIT for federal income tax purposes. Although PFGI Capital has the authority to acquire interests in an unlimited number of mortgage assets from unaffiliated third parties, all of PFGI Capital’s interests in mortgage and other assets held were acquired from the Bank, pursuant to the Participation Agreement between the Bank and PFGI Capital. The Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions.

PFGI Capital may also acquire from time to time a limited amount of additional non-mortgage-related securities. PFGI Capital has no present plans or expectations to purchase mortgage assets or other assets from unaffiliated third parties. PFGI Capital’s participation interests do not entitle PFGI Capital to retain any portion of any late payment charges or penalties, assumption fees or conversion fees collected and retained by the Bank in connection with the loans underlying PFGI Capital’s participation interests serviced by the Bank.

The Bank administers PFGI Capital’s day-to-day activities under the terms of a Management Agreement between PFGI Capital and the Bank. Under the terms of the Management Agreement, PFGI Capital pays the Bank a monthly management fee equal to (i) 1/12 multiplied by (ii) .10% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. Similarly, PFGI Capital pays the Bank a monthly servicing fee under the term of the Participation Agreement equal to (i) 1/12 multiplied by (ii) .125% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. PFGI Capital and the Bank believe the combined 22.5 annual basis point charge is below current market rates that could be obtained for the management services and the servicing of commercial mortgage loans from independent parties. PFGI Capital paid $609,000 in such fees in 2006.

Since the parties to the Participation and Management Agreements are affiliated, these agreements were not the result of arms-length negotiations. PFGI Capital believes transactions pursuant to these agreements have been at fair market value. Any future modification of these agreements will require the approval of a majority of PFGI Capital’s independent directors. Since the Bank, through its ownership of all of PFGI Capital’s Common Stock, controls the election of all of PFGI Capital’s directors, including PFGI Capital’s independent directors, any such modification also would not be the result of arms-length negotiations. Thus, there can be no guarantee that these agreements or any future modifications have been or will be on terms as favorable to PFGI Capital as those that could have been obtained from unaffiliated third parties.

The Bank owns 100% of the Common Stock of PFGI Capital. Accordingly, the Bank will receive all common dividends paid, if any, by PFGI Capital. During 2006, the Bank and PFGI Capital utilized a consent dividend procedure whereby PFGI Capital declared a $11.5 million Common Stock dividend which the Bank simultaneously contributed to PFGI Capital.

In January 2006, a total of 105 shares of Series B Preferred Stock were issued for consideration of $10,500. The shares were issued to employees of National City Bank, and National City Bank contributed the capital for this issuance. Proceeds from the issuance of these shares were used for general purposes.

Certain of PFGI Capital’s directors and officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, were customers of or had various banking transactions with National City Corporation’s banking and/or lending subsidiaries in the ordinary course of business during 2006 and to date during 2007. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at that time for comparable transactions with other unrelated persons and did not involve more than the normal risk of collectibility or other unfavorable features. Similar additional transactions are expected to take place in the ordinary course of business in the future. None of the above-referenced persons had, and none of the above-referenced persons are expected to have in the future, transactions directly with PFGI Capital.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following persons are the only stockholders known by PFGI Capital to own beneficially more than 5% of its outstanding voting securities as of March 30, 2007.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

National City Bank	5,940,000 shares	100%*
1900 East Ninth Street	of Common Stock
Cleveland, Ohio 44114

*	Represents 90% of total voting power.

Security Ownership of Directors and Executive Officers

The following table shows the common stock of National City Corporation, the parent of National City Bank, beneficially owned by each of PFGI Capital’s directors and executive officers on March 30, 2007. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown. None of the directors or executive officers beneficially own any shares of PFGI Capital.

	Beneficial Ownership of
	National City Corporation
	Common Stock
		Percent of
Name & Position	Amount(1)	Class(2)

T. James Berry, Director	132,088	*
Jan M. Bone, Director, Vice President	21,280	*
Linda K. Erkkila, Director, Secretary	3,076	*
Dett P. Hunter, Director	1,135	*
J. Richard Jordan, Director, Vice President and Assistant Secretary	3,928	*
Susan M. Kinsey, Director, President	9,311	*
David J. Lucido, Director, Chief Financial Officer and Treasurer	9,662	*
J. David Rosenberg, Director(3)	237,966	*
John E. Rubenbauer, Director	26,387	*
All Directors and Executive Officers as a Group (9 persons)	444,833	*

(1)	Includes options to purchase common stock currently exercisable or exercisable within 60 days from March 30, 2007 as follows: Ms. Bone, 12,200; Mr. Jordan, 2,000 shares; Ms. Kinsey, 4,750 shares; and Mr. Lucido, 6,649 shares. Includes share equivalents held in National City’s Savings and Investment Plan (401(k)) as follows: Ms. Bone, 4,480 shares; Ms. Erkkila, 626 shares; Mr. Jordan, 828 shares; Ms. Kinsey, 289 shares; and Mr. Lucido, 1,080 shares. Beneficial ownership consists of sole voting and investment power or of voting and/or investment power that is shared as follows: Mr. Berry, 80,297 shares with spouse; Mr. Rosenberg, 38,157 shares with co-trustee. Mr. Rosenberg has 199,359 shares pledged as security.

(2)	Ownership of less than 1% is indicated by an asterisk (*).

(3)	Includes 450 shares held in custodianship for family member as to which Mr. Rosenberg disclaims beneficial ownership and 38,157 shares held in a trust for which Mr. Rosenberg is a co-trustee and as to which Mr. Rosenberg disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires PFGI Capital’s executive officers, directors and persons who own more than 10% of a registered class of PFGI Capital’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, PFGI Capital believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

COMPENSATION MATTERS

Other than fees paid to non-employee directors, none of the officers or directors of PFGI Capital received any compensation from PFGI Capital, nor were they granted nor do they hold any options to purchase Common Stock, Series A Preferred Stock or Series B Preferred Stock of PFGI Capital.

CHANGE IN CONTROL

All of PFGI Capital’s Common Stock is owned by National City Bank, a wholly owned subsidiary of National City Corporation, a financial holding company headquartered in Cleveland, Ohio. Prior to March 5, 2005, all of PFGI Capital’s Common Stock was owned by The Provident Bank, a wholly-owned subsidiary of Provident Financial Group, Inc. prior to July 1, 2004. Effective July 1, 2004, National City Corporation acquired Provident Financial Group, Inc. pursuant to an Agreement and Plan of Merger under which The Provident Bank became a wholly-owned subsidiary of National City Corporation. On March 5, 2005, The Provident Bank was merged into National City Bank.

Under the terms of the Agreement and Plan of Merger, Provident Financial Group, Inc.’s shareholders received 1.135 shares of National City Corporation common stock for each share of Provident Financial Group, Inc. common stock. National City Corporation assumed Provident Financial Group, Inc.’s obligations under the PRIDES Forward Purchase Contracts. Holders of Forward Purchase Contracts, formerly a component of the PRIDES, were required to exercise their contracts on or before August 17, 2005. From the period January 1, 2005 to August 17, 2005, all PRIDES holders exercised their Forward Purchase Contracts which entitled them to purchase .9764 newly issued shares of National City common stock for $25. In connection with the settlement of the Forward Purchase Contracts, 231,418 Preferred Shares were remarketed. The proceeds received from the remarketing were used by the holders of Preferred Stock to fulfill their commitment under the terms of the Forward Purchase Contract. As the Forward Purchase Contracts have been settled, only the Preferred Share component of the PRIDES continues to remain outstanding.